RESULTS OF MEETING OF SHAREHOLDERS

RIVERSOURCE CALIFORNIA TAX-EXEMPT FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2006

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below. A vote is based on total dollar interest in a fund.

ELECTION OF BOARD MEMBERS

                                            AFFIRMATIVE                WITHHOLD

    Kathleen Blatz                         109,404,967.67           10,845,879.41
    Arne H. Carlson                        109,366,235.14           10,884,611.94
    Patricia M. Flynn                      109,412,504.55           10,838,342.53
    Anne P. Jones                          109,371,157.11           10,879,689.97
    Jeffrey Laikind                        109,399,154.87           10,851,692.21
    Stephen R. Lewis, Jr.                  109,504,027.26           10,746,819.82
    Catherine James Paglia                 109,378,087.01           10,872,760.07
    Vikki L. Pryor                         109,273,821.60           10,977,025.48
    Alan K. Simpson                        109,209,255.53           11,041,591.55
    Alison Taunton-Rigby                   109,484,884.51           10,765,962.57
    William F. Truscott                    109,466,068.77           10,784,778.31

APPROVE AN INVESTMENT MANAGEMENT SERVICES AGREEMENT WITH RIVERSOURCE INVESTMENTS, LLC

             AFFIRMATIVE          AGAINST            ABSTAIN       BROKER NON-VOTES
           107,274,620.58      1,913,403.67       11,017,638.69        45,184.14


LENDING
             AFFIRMATIVE          AGAINST            ABSTAIN       BROKER NON-VOTES
           106,519,267.44      2,770,807.48       10,915,588.02        45,184.14

BORROWING
             AFFIRMATIVE          AGAINST            ABSTAIN       BROKER NON-VOTES
           105,342,167.12      2,745,810.08       12,117,685.74        45,184.14